AquaBounty Technologies, Inc. Announces Mayfield, Kentucky as Potential Location for Planned 10,000 Metric Ton Salmon Farm

MAYNARD, Mass., October 29, 2020 -- AquaBounty Technologies, Inc. (Nasdaq: AQB) (“AquaBounty” or the “Company”), a land-based aquaculture company utilizing technology to enhance productivity and sustainability, today announced that it has identified Mayfield, Kentucky as the potential location for its planned large-scale farm for the Company’s proprietary AquAdvantage salmon.

The new farm will be AquaBounty’s first large-scale commercial facility with a planned 10,000 metric ton annual production capacity – or about eight times the size of its currently operating farm in Albany, Indiana, which has a 1,200 metric ton annual production capacity.

Mayfield, in Graves County, Kentucky, is the leading location after an exhaustive nationwide search spanning approximately 230 sites. Evaluation criteria for the Company’s third farm included sufficient water and wastewater volumes, low electricity prices, proximity to major population centers, availability of skilled labor pools and a stable, supportive political environment.

“We are pleased to have identified a site in Mayfield as meeting or exceeding all selection criteria for our third farm,” said Sylvia Wulf, Chief Executive Officer of AquaBounty. “The Graves County community and site location met all suitability and technical requirements. At both the state and local level, we found a welcome economic environment and favorable incentives for our business.”

“We now are negotiating details of the potential purchase, conducting due diligence, and are moving forward as quickly as possible to finalize the transaction. This milestone positions AquaBounty to rapidly expand our geographic footprint and meet our long-term production goals, creating value for our shareholders,” concluded Wulf.

Construction is expected to begin in 2021 and the company anticipates the farm will be ready for commercial production to commence in 2023. The facility will potentially bring approximately 70-90 new jobs to the region.

About AquaBounty

AquaBounty Technologies, Inc. (Nasdaq: AQB) is a leader in the field of land-based aquaculture and the use of technology for improving its productivity and sustainability. The Company’s objective is to ensure the availability of high-quality seafood to meet global consumer demand, while addressing critical production constraints in the most popular farmed species.

The Company’s AquAdvantage fish program is based upon a single, specific molecular modification in fish that results in more rapid growth in early development. With aquaculture facilities located in Prince Edward Island, Canada, and Indiana, USA, AquaBounty is raising its disease-free, antibiotic-free salmon in land-based recirculating aquaculture systems, offering a reduced carbon footprint and no risk of pollution of marine ecosystems as compared to traditional sea-cage farming. For more information, please visit www.aquabounty.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, as amended, that involve significant risks and uncertainties about AquaBounty. AquaBounty may use words such as “expect,” “anticipate,” “project,” “intend,” “plan,” “aim,” “believe,” “seek,” “estimate,” “can,” “focus,” “will,” and “may” and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, whether or not AquaBounty will be able to raise capital, market and other conditions, AquaBounty’s business and financial condition, and the impact of general economic, public health, industry or political conditions in the United States or internationally. For additional disclosure regarding these and other risks faced by AquaBounty, see disclosures contained in AquaBounty’s public filings with the SEC, including the “Risk Factors” in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and AquaBounty undertakes no obligation to update such statements as a result of new information, except as required by law.

Company Contact:
AquaBounty Technologies
Dave Conley
Corporate Communications
(613) 294-3078

Investor Relations:
Greg Falesnik or Luke Zimmerman
MZ Group - MZ North America
(949) 259-4987
AQB@mzgroup.us